UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)
September 12, 2007

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LANDBANK GROUP, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-52315	20-1915083
(State of Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7030 HAYVENHURST AVE, VAN NUYS, CALIFORNIA 91406
(Address of principal executive offices, including zip code)

(818) 464-1614
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

ICR Agreement

On September 12, 2007, Landbank Group, Inc. (the “Company”) mutually agreed with Investment Capital Researchers, Inc. (“ICR”) to terminate that certain Agreement of Sale, dated August 1, 2005, as amended by a First Amendment dated June 27, 2006 and assigned in October 2006 (the “ICR Agreement”).  Stephen Weber, the sole stockholder and director of ICR is a former member of the Board of Directors of the Company.

Pursuant to the ICR Agreement, ICR (1) assigned to the Company a developed business opportunity to purchase, and then resell, tax lien and bulk sale real estate properties, and (2) agreed to provide the Company with assistance with its capital raise.  As consideration therefor, ICR received 200,000 shares of the Company’s common stock on June 30, 2006 and would have been entitled to receive an additional 200,000 shares of the Company’s common stock upon the achievement of specified capital raise milestones.

The parties determined that it was in the mutual best interest of each party to terminate the ICR Agreement.  Upon termination, all obligations of each party were extinguished.

Consulting Agreement

On September 12, 2007, the Company mutually agreed with Aziz Munir and Ray Dirks (the “Consultants”) to terminate that certain Consulting Agreement/Agreement of Sale, dated August 22, 2005, as amended by a First Amendment dated May 4, 2006 (the “Consulting Agreement”).  Neither Consultant has a material relationship with the Company other than in respect of the Consulting Agreement.

Pursuant to the Consulting Agreement, the Consultants (1) assisted the Company in locating a publicly-traded shell company and negotiating its merger with Landbank Group, LLC and (2) agreed to assist the Company in its capital raise.  As consideration therefor, each of the Consultants received 200,000 shares of the Company's common stock on June 30, 2006 and each would have been entitled to receive an additional 200,000 shares of the Company’s common stock upon the achievement of specified capital raise milestones.

The parties determined that it was in the mutual best interest of each party to terminate the Consulting Agreement.  Upon termination, all obligations of each party were extinguished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDBANK GROUP, INC. (Registrant)

Dated: September 18, 2007	By:	/s/ John Genesi
John Genesi
Chief Financial Officer